Form F-1 | Greifenberg Digital Limited

Exhibit 21.1

Subsidiaries of the Registrant

List of subsidiaries

Subsidiary Name	Jurisdiction of Organization
Greifenberg Analytics Limited	British Columbia, Canada
Greifenberg Capital Pty Ltd	Australia
Greifenberg Limited	Nevada, USA
Greifenberg Capital Limited	Hong Kong